Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 28, 2010, in the Registration Statement (Form F-1) and related Prospectus of Bitauto Holdings Limited for the registration of its ordinary shares.
/s/ Ernst & Young Hua Ming
Beijing, People’s Republic of China
November 3, 2010